UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2005

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1725 The Fairway, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2005, our operating partnership entered into a Severance and Release Agreement with Shelley D. Schorsch, our Senior Vice President for Corporate Affairs, in connection with Ms. Schorsch’s departure from the Company for health reasons. Ms. Schorsch is the wife of Nicholas S. Schorsch, our President and Chief Executive Officer. Mr. and Ms. Schorsch founded the predecessor to American Financial in 1996, and made their first acquisition of a portfolio of 105 bank branches in 1998 from First Union (a Wachovia predecessor), which launched the Company’s current business model. In 2003, Mr. and Ms. Schorsch, along with Lewis S. Ranieri, took the Company public. Ms. Schorsch will retain her title as co-founder of the Company.

The Severance and Release Agreement establishes the terms of Ms. Schorsch’s severance benefits and provides a release of any claims that Ms. Schorsch may have against our operating partnership and certain related parties including American Financial. Ms. Schorsch’s severance benefits under this agreement include a single lump sum severance payment in the amount of $817,376.92 payable no later than July 15, 2005, a new grant of 48,276 units which are fully vested and convert into 48,276 common shares on January 3, 2006, the immediate vesting of the unvested portion of her previously granted restricted common shares, the immediate vesting of the unvested portion of her previously granted stock options, and the allocation of 4.167% of any award that may by made under our 2003 Outperformance Plan. Ms. Schorsch will also continue to receive health benefits for herself and her family through June 30, 2008, be covered under the Company’s directors and officers insurance policy until June 30, 2011, and, so long as she continues to serve the Company in a representative capacity, have use of a Company office, including secretarial support, and corporate automobiles and car services.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

July 5, 2005	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Severance and Release Agreement, dated June 30, 2005, by and between Shelley D. Schorsch and First States Group, L.P.